CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Affiliated Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment 72 to Registration Statement No. 2-10638 of our report dated December 2,1997 appearing in the annual report to shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP

New York, New York
December 16, 1997